Exhibit 99.1

November 13, 2023

SUNSHINE BIOPHARMA REPORTS 2023 THIRD QUARTER RESULTS:

REVENUES UP SIGNIFICANTLY OVER LAST YEAR DUE TO A KEY ACQUISITION

Montreal, Canada – (ACCESSWIRE) – Sunshine Biopharma Inc. (NASDAQ: “SBFM”) (the “Company”), a pharmaceutical company offering and researching life-saving medicines in a variety of therapeutic areas including oncology and antivirals today announced that it has filed its quarterly report for the 2023 third quarter. The Company reported gross revenues of $5,957,668 for the quarter ended September 30, 2023, an increase of $5,824,860 over the same period in 2022. The increase was due to the prescription drugs sales of Nora Pharma Inc., a generic pharmaceuticals company that Sunshine Biopharma acquired in October 2022. In addition, the Company’s third quarter revenues of $5,957,668 represented a 7.1% increase over the second quarter results of $5,560,865 and a 21.7% increase over the first quarter results of $4,894,053.

The Company incurred a net loss from operations of $651,482 ($0.04 per share) for the three months ended September 30, 2023, compared to a net loss of $1,457,019 ($0.12 per share) during the comparable period in 2022.

“We are excited about our 2023 quarterly revenue results and look forward to continued quarter over quarter growth into the foreseeable future,” said Dr. Steve Slilaty, CEO of Sunshine Biopharma. One of the most important areas of focus for us going forward will be to cut cost and reach profitability as soon as possible, he added.

About Sunshine Biopharma

Sunshine Biopharma recently acquired Nora Pharma Inc. and as a result the Company now has 51 generic prescription drugs on the market in Canada and 41 additional employees. The Company is planning to expand its product offering to a total of 67 generic prescription drugs by the end of 2024. In parallel, Sunshine Biopharma is continuing its proprietary drug development program which is comprised of (i) K1.1 mRNA for liver cancer, and (ii) PLpro protease inhibitor for COVID-19. For more information, please visit: www.sunshinebiopharma.com.

Safe Harbor Forward-Looking Statements

This press release contains forward-looking statements which are based on current expectations, forecasts, and assumptions of Sunshine Biopharma, Inc. (the “Company”) that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. These statements appear in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, including statements related to the Company’s drug development activities, financial performance, and future growth. These risks and uncertainties are further described in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain eve nts could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in the Company’s filings with the SEC. Reference is hereby made to cautionary statements and risk factors set forth in the Company’s most recent SEC filings.

For Additional Information:

Sunshine Biopharma Contact:

Camille Sebaaly, CFO

Direct Line: 514-814-0464

camille.sebaaly@sunshinebiopharma.com